Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the American Medical Systems Holdings, Inc. Employee Stock Purchase Plan of our reports dated February 25, 2008, with respect to the consolidated financial statements and schedule of American Medical Systems Holdings, Inc and the effectiveness of internal control over financial reporting of American Medical Systems Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2007 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
June 27, 2008